CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Commodity-Linked Partial Principal at Risk Securities due 2023	$900,000	$98.19

Pricing Supplement To prospectus dated November 16, 2020 and prospectus supplement for commodity-linked partial principal at risk securities dated November 16, 2020	Pricing Supplement No. 945 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 26, 2021; Rule 424(b)(2)

Structured Investments

Morgan Stanley Finance LLC
$900,000
Commodity-Linked Partial Principal at Risk Securities Linked to the Bloomberg Commodity IndexSM due March 2, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

General

•	The securities are designed for investors who are concerned about principal risk, but seek a commodity index-based return, and who are willing to risk 11.95% of their principal in exchange for the repayment of at least 88.05% of principal at maturity. Investors should be willing to forgo interest and dividend payments and be willing to lose up to 11.95% of their principal. Investors will receive a positive return on the securities at maturity only if the Index appreciates by more than 11.95% from the Initial Index Level to the Ending Index Level.

•	Unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing March 2, 2023†.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

•	The securities priced on February 26, 2021 and are expected to settle on March 3, 2021.

•	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Final Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Principal Amount:	$1,000 per security
Index:	Bloomberg Commodity IndexSM (the “Index”) (Bloomberg ticker: BCOM)
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 Principal Amount per security, of $880.50 plus the Supplemental Redemption Amount, which may be zero.

You will lose up to 11.95% of the Principal Amount of your securities if the Index does not appreciate by at least 11.95% from the Initial Index Level to the Ending Index Level.

Supplemental Redemption Amount:	$1,000 × the Index Return × the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero
Participation Rate:	100%
Index Return:	The performance of the Index from the Initial Index Level to the Ending Index Level, calculated as follows: (Ending Index Level – Initial Index Level) / Initial Index Level
Minimum Payment Amount:	$880.50 (88.05% of the Principal Amount)
Initial Index Level:	85.2778, which is the official settlement price of the Index on the Pricing Date
Ending Index Level:	The official settlement price of the Index on the Valuation Date
Valuation Date†:	February 27, 2023
Maturity Date†:	March 2, 2023
Pricing Date:	February 26, 2021
Issue Date:	March 3, 2021
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	$973.30 per security. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61766YFJ5/ US61766YFJ55
†	Subject to postponement in the event of a market disruption event as described in the accompanying prospectus supplement for commodity-linked partial principal at risk securities.

Investing in the Commodity-Linked Partial Principal at Risk Securities involves a number of risks. See “Risk Factors” beginning on page S-27 of the accompanying prospectus supplement for commodity-linked partial principal at risk securities and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement for commodity-linked partial principal at risk securities and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Us(3)
Per security	$1,000	$15	$985
Total	$900,000	$13,500	$886,500
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 12.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

February 26, 2021

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the prospectus dated November 16, 2020, as supplemented by the prospectus supplement for commodity-linked partial principal at risk securities dated November 16, 2020. These Partial Principal at Risk Securities are an issuance of our commodity-linked partial principal at risk securities and their terms are further described in the prospectus supplement for commodity-linked partial principal at risk securities. This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated February 26, 2021, and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement for commodity-linked partial principal at risk securities, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022222/dp140494_424b2-psclinkrisk.htm

•	Prospectus dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked partial principal at risk securities or in the prospectus.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date is less than $1,000. We estimate that the value of each security on the Pricing Date is $973.30.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Minimum Payment Amount and the Participation Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table and graph illustrate the hypothetical total return at maturity on the securities. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 Principal Amount security to $1,000. The hypothetical total returns set forth below assume an Initial Index Level of 90. The actual Initial Index Level is set forth on the cover of this pricing supplement. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities. As indicated by the graph and the table, if the Index does not appreciate by at least 11.95% from the Initial Index Level to the Ending Index Level, you will lose up to 11.95% of the Principal Amount of your securities, even if the Index has appreciated.

Ending Index Level	Index Return	Payment on Securities (per $1,000)	Total Return on Securities
135.00	50.00%	$1,380.50	38.05%
117.00	30.00%	$1,180.50	18.05%
108.00	20.00%	$1,080.50	8.05%
100.76	11.95%	$1,000.00	0.00%
99.00	10.00%	$980.50	-1.95%
94.50	5.00%	$930.50	-6.95%
90.00	0.00%	$880.50	-11.95%
81.00	-10.00%	$880.50	-11.95%
72.00	-20.00%	$880.50	-11.95%
63.00	-30.00%	$880.50	-11.95%
54.00	-40.00%	$880.50	-11.95%
45.00	-50.00%	$880.50	-11.95%
0.00	-100.00%	$880.50	-11.95%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 90 to an Ending Index Level of 117. The investor receives a Payment at Maturity of $1,180.50 per $1,000 Principal Amount security, calculated as follows:

$880.50 + ($1,000 x 30%) = $1,180.50

Example 2: The level of the Index increases from the Initial Index Level of 90 to an Ending Index Level of 94.50. Although the Ending Index Level of 94.50 is greater than the Initial Index Level of 90, the investor will receive a Payment at Maturity of $930.50 per $1,000 Principal Amount security (reflecting a loss of 6.95% of the Principal Amount at maturity), calculated as follows:

$880.50 + ($1,000 x 5%) = $930.50

In this example, even though the investor receives a positive Supplemental Redemption Amount equal to $50, the Index has not appreciated sufficiently for the investor to not suffer a loss of principal. Investors will receive a positive return on the securities at maturity only if the Index appreciates by more than 11.95% from the Initial Index Level to the Ending Index Level.

Example 3: The level of the Index decreases from the Initial Index Level of 90 to an Ending Index Level of 63.

Because the Ending Index Level of 63 is less than the Initial Index Level of 90, the Supplemental Redemption Amount is equal to $0 and the investor will receive a Payment at Maturity of $880.50 per $1,000 Principal Amount security (reflecting a loss of 11.95% of the Principal Amount at maturity).

Selected Purchase Considerations

•	APPRECIATION POTENTIAL; MINIMUM PAYMENT AMOUNT OF 88.05% OF THE PRINCIPAL AMOUNT AT MATURITY – The securities provide the opportunity to participate in any appreciation of the Index at maturity on an unleveraged basis. However, Investors will receive a positive return on the securities at maturity only if the Index appreciates by more than 11.95% from the Initial Index Level to the Ending Index Level. Investors will receive at maturity at least the Minimum Payment Amount of $880.50 per $1,000 Principal Amount security regardless of the performance of the Index. Because the securities are our unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	SECURITIES LINKED TO THE BLOOMBERG COMMODITY INDEXSM — The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on 20 physical commodities. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the Index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg L.P. and UBS announced a partnership that has resulted in Bloomberg Indexes being responsible for governance, calculation, distribution and licensing of the bank’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For additional information about the Bloomberg Commodity IndexSM, see the information set forth under “Annex II—Certain Additional Commodity Index Information—The Bloomberg Commodity IndexSM” in the accompanying prospectus supplement.

•	TAX CONSIDERATIONS – In the opinion of our counsel, Davis Polk & Wardwell LLP, it is more likely than not that the securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. We have determined that the “comparable yield” for the securities is a rate of 0.4794% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,009.6105 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2021	$1.5581	$1.5581
July 1, 2021 through December 31, 2021	$2.4007	$3.9588
January 1, 2022 through June 30, 2022	$2.4065	$6.3653
July 1, 2022 through December 31, 2022	$2.4123	$8.7776
January 1, 2023 through the Maturity Date	$0.8329	$9.6105

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference an index that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the securities) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as interest or other “FDAP income,” as defined in the accompanying prospectus supplement).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax Considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the commodity contracts that underlie the Index. The material risks relating to the securities are described below and are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for commodity-linked partial principal at risk securities and prospectus.

Risks Relating to an Investment in the Securities

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee the return of more than 88.05% of the $1,000 Principal Amount per security at maturity. If the Ending Index Level is less than or equal to the Initial Index Level, you will receive only $880.50 per $1,000 Principal Amount security. In addition, if the Index does not appreciate by at least 11.95% from the Initial Index Level to the Ending Index Level, you will lose up to 11.95% of the Principal Amount of your securities, even if the Index has appreciated.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and provide a Minimum Payment Amount of only 88.05% of principal at maturity.

•	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

•	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility (frequency and magnitude of changes in value) of the Index;

•	the time to maturity of the securities;

•	the price and volatility of the commodity contracts that underlie the Index;

•	trends of supply and demand for the commodity contracts that underlie the Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

•	Investing in the Securities is not equivalent to investing in the index – Investing in the securities is not equivalent to investing in the Index or the futures contracts that underlie the Index.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as Issuer make the economic terms of the securities less favorable to you than they otherwise would be.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.

•	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MSCG may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the Ending Index Level in the event of a market disruption event or discontinuance of the Index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of the Securities—Determination Date,” “—Market Disruption Event” and “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and related definitions in the accompanying prospectus supplement.

Additionally, some of our subsidiaries also trade financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the Initial Index Level. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Index), including trading in swaps or futures contracts on the Index and on commodities that underlie the Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. Some of our affiliates also trade in financial instruments related to the Index or the prices of the commodities or contracts that underlie the Index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Index Level, and, therefore, could increase the value at or above which the Index must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the Valuation Date, could potentially affect the value of the Index on the Valuation Date, and, therefore, whether the investor will receive less than the Principal Amount of the securities at maturity.

Risks Relating to the Index

•	Investments linked to commodities are subject to sharp fluctuations in commodity prices – Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the Index and the value of your securities in varying and potentially inconsistent ways. As a result of these or other factors, the level of the Index may be, and has recently been, volatile.

•	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Index and the value of the securities – The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index, and, accordingly, the value of the securities.

•	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities – The Index has returns based on the change in price of futures contracts included in such Index, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

•	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index, and, therefore, the value of the securities.

•	Adjustments to the underlying commodity index could adversely affect the value of the Securities – The publisher of the Index may add, delete or substitute the commodity contracts constituting the Index or make other methodological changes that could change the value of the Index. The Index publisher may discontinue or suspend calculation or publication of the Index at any time. Any of these actions could adversely affect the value of the securities. Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the Index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

•	Legal and regulatory changes could adversely affect the return on and value of your securities – Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

Additional Terms of the Securities

Terms used but not defined in this pricing supplement are defined in the prospectus supplement for commodity-linked partial principal at risk securities or in the prospectus.

Index Publisher:

Bloomberg Finance L.P. or any successor thereof

Denominations:

$1,000 per security and integral multiples thereof

Trustee:

The Bank of New York Mellon, a New York banking corporation

Calculation Agent

Morgan Stanley Capital Group Inc. (“MSCG”)

Alternate Exchange Calculation in Case of Event of Default

The following section replaces the section entitled “Description of the Securities—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for commodity-linked partial principal at risk securities:

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the Issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the actual Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the trustee at its New York office, on which notice the Trustee may conclusively rely, and to the depositary of the Payment at Maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the depositary, as holder of the securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions the Index or in swaps, futures or options contracts on the commodities that underlie the Index or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the Index on the Pricing Date, and therefore increase the value at or above which the Index must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Valuation Date, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any instruments during the term of the securities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the Bloomberg Commodity IndexSM based on the daily official settlement prices from January 1, 2016 through February 26, 2021. The official settlement price on February 26, 2021 was 85.2778. We obtained the official settlement prices below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the official settlement price on the Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of more than 88.05% your initial investment, subject to our credit risk.

Historical Performance of the Bloomberg Commodity IndexSM

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Morgan Stanley. Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley, and Bloomberg and UBS do not approve, endorse, review, or recommend the securities. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

The license agreement among Bloomberg Finance L.P., UBS Securities LLC and Morgan Stanley provides that the following language must be set forth in this document:

“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Morgan Stanley.

The securities are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to Morgan Stanley or the securities. Bloomberg and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to securities customers, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Licensee, but which may be similar to and competitive with the securities. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total RetumSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the securities.

This document relates only to securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity lndexSM components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity lndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this document regarding the Bloomberg Commodity lndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the securities. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.